Exhibit 3.1

CERTIFICATE OF AMENDMENT TO
RESTATED CERTIFICATE OF INCORPORATION OF
HESS CORPORATION

Hess Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of the Corporation is Hess Corporation.

SECOND: The Restated Certificate of Incorporation is hereby amended as follows, such amendments having been duly adopted in accordance with the provisions of Section 242 of the DGCL and the provisions of the Restated Certificate of Incorporation of the Corporation:

Section I, Subsection B of Article FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety, and the heading of Section I, Subsection C of Article FOURTH is relabeled to be Subsection B.

Section III of Article FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety and the following inserted in lieu thereof:

“No holder of any of the shares of the Preferred Stock or of the Common Stock shall be entitled as of right as such holder to purchase or to subscribe for any shares of stock of the Corporation whether now or hereafter authorized, or bonds, certificates of indebtedness, debentures, or other securities convertible into or carrying any right to purchase stock of the Corporation of any class, and shares of any such stock, or such other securities convertible into or carrying any right to purchase stock, may be issued and disposed of to such persons and upon such terms and for such lawful consideration as may be deemed advisable by the Board of Directors.”

Article SEVENTH of the Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety and the following inserted in lieu thereof:

“A sale, lease or exchange of all or substantially all of the property and assets of the Corporation shall require the authorization thereof by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power at a stockholders meeting duly called upon at least 20 days notice containing notice of the proposed sale, lease or exchange.”

Article NINTH of the Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety.

Article TENTH of the Restated Certificate of Incorporation of the Corporation is hereby relabeled to be Article NINTH, and the reference to “Article TENTH” in such Article is hereby amended to refer instead to “Article NINTH”.

THIRD: This Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the provisions of the Restated Certificate of Incorporation of the Corporation by the holders of the requisite number of shares of common stock of the Corporation entitled to vote thereon at a meeting of the stockholders of the Corporation called and held upon notice in accordance with the DGCL.

FOURTH: The effective date of this Amendment to the Restated Certificate of Incorporation of the Corporation shall be May 12, 2014.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed and acknowledged.

HESS CORPORATION
By:	/s/ Timothy B. Goodell
Name: Title:	Timothy B. Goodell Senior Vice President and General Counsel